UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2016

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania 18915

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition Agreement with Matthew Kohnke

As previously disclosed, on September 18, 2015, Matthew Kohnke advised Dorman Products, Inc. (the “Company”) that he intended to resign from his position as Chief Financial Officer of the Company effective February 26, 2016 (the “Separation Date” ) to pursue personal opportunities. On February 4, 2016, the Company and Mr. Kohnke entered into a Transition, Separation & General Release Agreement (the “Transition Agreement”). The Transition Agreement provides that, on the condition that Mr. Kohnke maintains a professional attitude, in good faith handles all work assignments given and assists in the smooth transition of his role from the date of the Transition Agreement through the Separation Date, complies with all of his obligations under the Transition Agreement and a restrictive covenant agreement, and executes (and does not revoke) a waiver and release, the Company will provide Mr. Kohnke the following:

•	a special severance payment in an amount equal to eight (8) months of base salary ($157,490.70), to be paid out per the Company’s normal payroll cycle over eight (8) months;

•	accelerate the vesting of 2,000 shares of restricted stock held by Mr, Kohnke that are scheduled to vest on April 28, 2016; and

•	payment of the performance-based annual award and the performance-based long term award that would have been payable to Mr. Kohnke under the Company’s Executive Cash Bonus Plan with respect to fiscal 2015 in the absence of Executive’s separation (the “2015 Bonus”), such payment to be paid at the same time and in the same form as bonuses are paid to other executives under the Company’s Executive Cash Bonus Plan with respect to fiscal 2015, but in no event later than December 31, 2016.

The Transition Agreement also contains a release of claims provision. Mr. Kohnke has seven (7) days in which to revoke his acceptance of the Transition Agreement.

The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by reference to the complete text of this agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Appointment of Interim Chief Executive Officer

On February 4, 2016, the Board of Directors of the Company appointed Michael P. Ginnetti as the Company’s Interim Chief Financial Officer, Interim Principal Financial Offer and Interim Principal Accounting Officer, effective as of February 27, 2016. Mr. Ginnetti will serve in such positions until a successor is named. The Company is in the process of searching for a permanent Chief Financial Officer.

Mr. Ginnetti, 39, currently serves as Corporate Controller of the Company. He has served in this position since May 2011 and he will continue to serve in this position while serving as Interim Chief Financial Officer. Prior to joining the Company, Mr. Ginnetti was employed by Technitrol, Inc., an electronic components manufacturer, from 2001 to 2011, most recently as Corporate Controller and Chief Accounting Officer. Previously, he was employed by Arthur Andersen LLP in the Audit and Business Advisory practice. Mr. Ginnetti earned a bachelor of science degree in accounting from Penn State University and a master of business administration from Temple University. Mr. Ginnetti is also a Certified Public Accountant.

In connection with Mr. Ginnetti’s appointment as Interim Chief Financial Officer, Mr. Ginnetti will be granted an award of 2,000 shares of restricted stock, such shares to vest at a rate of twenty percent (20%) per year beginning on the first anniversary of the date of the grant.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Transition, Separation & General Release Agreement, dated February 4, 2016, between the Company and Matthew Kohnke.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: February 4, 2016	By:	/s/ Mathias Barton
Name: Mathias Barton
Title: Chief Executive Officer and President

Exhibit Index

Exhibit Number	Description

10.1	Transition, Separation & General Release Agreement, dated February 4, 2016, between the Company and Matthew Kohnke.